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                                                                    EXHIBIT 3.72

                                     BYLAWS
                                       OF
                            BHC MEADOWS PARTNER, INC.

                                    ARTICLE I
                         ANNUAL MEETING OF SHAREHOLDERS

                  The annual meeting of shareholders for the election of directors and such other purposes as may be set forth in the notice of meeting shall be held at the time and place, within or without the State of Delaware, fixed by the Board of Directors.

                                   ARTICLE II
                        SPECIAL MEETINGS OF SHAREHOLDERS

                  Special meetings of the shareholders may be held at any place within or without the State of Delaware upon call of the Board of Directors, the Chairman of the Board of Directors, if any, the President, or the holders of ten percent of the issued and outstanding shares of capital stock entitled to vote.

                                   ARTICLE III
                            TRANSFER OF CAPITAL STOCK

                  The capital stock of the Corporation shall be transferred on the books of the Corporation by surrender of properly endorsed certificates therefor by the holders thereof or their duly authorized attorneys-in-fact.

                                   ARTICLE IV
                               BOARD OF DIRECTORS

                  The business of the Corporation shall be managed by the Board of Directors consisting of not less than two nor more than fifteen members, such number of directors within such range to be fixed from time to time by action of the Board of Directors. The range in size for the Board of Directors may be increased or decreased by the shareholders. Vacancies in the Board of Directors, whether resulting from an increase in the number of members of the Board of Directors, the removal of members of the Board of Directors with or without cause, or otherwise, may be filled by a vote of a majority of directors of the Board of Directors then in office. Directors may be removed with or without cause by the shareholders.

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                                    ARTICLE V
                        MEETING OF THE BOARD OF DIRECTORS

                  Regular meetings of the Board of Directors, if any, may be held without notice of the date, time, place or purpose of the meeting. Special meetings of the Board of Directors may be held at any place within or outside of the State of Delaware upon the call of the Chairman of the Board of Directors, if any, the President or any two directors, which call shall set forth the date, time and place of the special meeting. Written, oral or any other mode of notice of the date, time and place of the meeting shall be given for special meetings in sufficient time, which need not exceed two days in advance, for the convenient assembly of the directors. One-third of the number of the directors then in office, but not less than two directors, shall constitute a quorum.

                                   ARTICLE VI
                                    OFFICERS

                  The Board of Directors shall elect a President and Secretary, and such other officers as it may deem appropriate. The President, Secretary and any other officer so appointed by the Board of Directors are authorized to execute certificates representing shares of the Corporation's capital stock. Persons may hold more than one office except that no person may serve as both President and Secretary. Officers shall have the authority and responsibilities given them by the Board of Directors, and each officer shall hold office until his successor is elected and qualified, unless a different term is specified by the Board of Directors.

                                   ARTICLE VII
                                   COMMITTEES

                  By resolution adopted by the majority of the Board of Directors then in office, the directors may designate from among their number one or more directors to constitute an Executive Committee and other committees, each of which, to the extent permitted by law, shall have the authority granted it by the Board of Directors.

                                  ARTICLE VIII
                                   AMENDMENTS

                  The Bylaws of the Corporation may be amended or repealed, and additional Bylaws may be adopted, by the shareholders in accordance with the laws of the State of Delaware.

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